EXHIBIT 4.1
                 THIRD AMENDMENT TO COMPETITIVE ADVANCE
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                 AND REVOLVING CREDIT FACILITY AGREEMENT
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          THIS  AMENDMENT is entered into as of August 15, 1994, among
     CENTURY TELEPHONE ENTERPRISES, INC., a Louisiana corporation (the "Borrower"), the banks listed on the signature page of the amendment (the "Banks"), and NATIONSBANK OF TEXAS, N.A., a national banking association, as agent for the Banks (in such capacity, the "Agent") and as auction administration agent (in such capacity, the "Auction Administration Agent").

          The Borrower, the Banks, the Agent, and the Auction Administration Agent entered into the Competitive Advance and Revolving Credit Facility Agreement (as renewed, extended, amended, and supplemented, the "Credit Agreement") dated as of February 7, 1992, as amended, providing for the Banks to extend credit to the Borrower on a revolving credit basis, not to exceed an aggregate principal amount of $55,000,000. The Borrower, the Banks, the Agent, and the Auction Administration Agent have agreed, upon the following terms and conditions, to amend the Credit Agreement to provide for an extension of the Termination Date to January 2, 1998, and to make other changes to the Credit Agreement. Accordingly, in consideration of the mutual agreements below, the Borrower and the Banks, the Agent, and the Auction Administration Agent agree as follows:

          1. Certain Definitions. Unless otherwise stated, terms defined in the Credit Agreement have the same meanings when used in this amendment, and all references to "Sections," "Schedules," and "Exhibits" are to sections, schedules, and exhibits of or to the Credit Agreement.

          2.        Amendments.   The  Credit  Agreement is amended as
     follows:

               (a) The definition of "Funded Debt" is amended in its entirety to read as follows:

                    "Funded Debt" shall mean and include, as of any date as of which the amount thereof is to be determined, (i) all funded indebtedness of the Companies, (ii) all funded indebtedness of any Subsidiary (other than funded indebtedness of such Subsidiary owing to the Borrower or another Subsidiary), and
     (iii) all    indebtedness    for    borrowed   money,   but   not
     (iv) indebtedness secured by or borrowed against the cash surrender value of life insurance policies up to the amount of such cash surrender value.

               (b)       The   definition  of  "Termination  Date"  is
     amended in its entirety to read as follows:

                    "Termination Date" means, at any time, January 2, 1998, or the earlier date of termination in whole of the Total Commitment pursuant to Section 2.6.

               (c)       The  following  definition  of "Guaranty"  is

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     hereby added to the Credit Agreement, to read as follows:

                    "Guaranty" means by any particular Person, all obligations of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person (the "primary obligor") in any manner whether directly or indirectly, including, without limitation of the generality of the foregoing, obligations incurred through an agreement, contingent or otherwise, by such particular Person (i) to purchase such Debt or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Debt or obligation or (y) to maintain working capital or equity capital or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof.

               (d) Section 5.3(c) of the Credit Agreement is amended in its entirety to read as follows:

                    5.3 Items to be Furnished. The Borrower shall cause the following to be furnished to the Agent:

                    (c) Promptly after preparation (and no later than the later of 15 days (a) after such filing is due or (b) after timely filing, if filed with the Securities and Exchange Commission), true copies of all regular and periodic reports, statements, documents, plans, and other written communications furnished by or on behalf of any Company to stockholders or to the Securities and Exchange Commission. However, only registration statements covering more than 2 percent of the Borrower's outstanding shares of common stock shall be required to be furnished unless specifically requested by the Agent.

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               (e)       Section 5.13   of  the  Credit  Agreement  is
     amended in its entirety to read as follows:

                    5.13 Loans, Advances, Guaranties, and Investments. Except as permitted by Section 5.12, no Company will make any loan, advance, extension of credit, or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person, other than (a) expense accounts for and other advances to directors, officers, and employees of such Company in the ordinary course of business not to exceed
     $1,000,000   in   the   aggregate   outstanding   at   any  time;
     (b) investments in (or secured by) obligations of the United States of America and agencies thereof and obligations guaranteed by the United States of America maturing within one year from the date of acquisition; (c) certificates of deposit issued by any of the Banks; (d) certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the United States of America or any state thereof and having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on such Person's most recently published statement of

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     condition), and, unless  Borrower  has  a  written  commitment to borrow funds from such commercial bank, which certificates of deposit have one of the two highest ratings from Moody's
     Investors  Service,  Inc.,   or  Standard  &  Poors  Corporation;
     (e) commercial paper rated A-1 by Moody's Investors Service, Inc., or P-1 by Standard & Poors Corporation; (f) investments having one of the two highest ratings from Moody's Investors Service, Inc., or Standard & Poors Corporation; (g) extensions of credit in connection with trade receivables and overpayments of trade payables, in each case resulting from transactions in the ordinary course of business; (h) loans from any Company to any other Company, investments by any Company in any other Company, and Guaranties by any Company of the Debt of any other Company;
     (i) investments in the cash surrender value of life insurance policies issued by Persons with a financial rating from A. M. Best Company (as reported in Best's Insurance Reports) of at least "A+"; provided, however, that if such Person's financial rating is downgraded to less than "A+", then within 90 days following such downgrading, either (i) such cash value life insurance policies will be transferred to another insurance company with a financial rating of at least "A+", (ii) such cash value insurance policies will be collapsed and the cash value thereof will be collected by the investing Company, or (iii) such investment will become an investment subject to the limitations of subparagraph (m) of this Section 5.13; (j) investments in the capital stock or securities of or loans to or Guaranties of the Debt of any Person engaged in business comparable to the general business of any Company (x) in which a Company possesses (or will possess, after such investment) an equity ownership interest in such Person or (y) secured by the borrower's interest in such business; (k) in the ordinary course of business, investments in the capital stock of the Rural Telephone Bank, National Bank for Cooperatives, or the National Rural Utilities Cooperative Finance Corporation, or any other lender from whom the investing Company is intending to borrow money which requires such Company to make an equity investment in such lender in order to so borrow;
     (l) Guaranties of the Debt of the Borrower's Employee Stock Ownership Plan; and (m) other loans, advances, Guaranties, and investments which never exceed in the aggregate at any time 25% of Adjusted Consolidated Net Worth (valued on the basis of original cost, plus subsequent cash and stock additions, less any write-down in value).

               (f)       Section 5.23   of  the  Credit  Agreement  is
     amended in its entirety to read as follows:

                    5.23 Ratio of Funded Debt to Net Worth. As calculated at the end of each fiscal quarter of the Borrower, the Borrower shall not permit (a) Funded Debt of the Companies to exceed 185% of Consolidated Net Worth or (b) Funded Debt of the Companies other than the Borrower to exceed 150% of Consolidated Net Worth (excluding Borrower's portion thereof). For purposes of this Section 5.23 Funded Debt shall include any Company's Guaranty of Funded Debt of any Person other than another Company or the Borrower's Employee Stock Ownership Plan.

               (g)       Section   6.6  of  the  Credit  Agreement  is
     amended in its entirety to read as follows:

                    6.6  Default Under  Other  Agreements.   A default

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     exists  under  any Material Agreement to which any Company  is  a party, the effect of which is to cause, or which permits the holder thereof (or a trustee or representative of such holder) to cause, unpaid consideration of at least 1% of Consolidated Net Worth (individually or in the aggregate) to become due prior to the stated maturity or prior to the regularly scheduled dates of payment.

          3. Additional Event of Default. No later than 30 days after the date of this amendment, the Borrower shall deliver to the Agent a certificate from the president, secretary, chief financial officer, or treasurer of the Borrower certifying as to resolutions duly adopted by its directors approving and authorizing this amendment and the execution of the Loan Papers, or ratifying the actions of the officers of the Borrower contemplated in this amendment, to which shall be attached a copy of such resolutions. The failure or refusal of the Borrower to deliver such certificate to the Agent on or before such date shall be an Event of Default.

          4. Representations. The Borrower represents and warrants to the Banks, the Agent, and the Auction Administration Agent that (a) all representations and warranties stated in
     Section 3 of the Credit Agreement are true and correct in all material respects the same as if restated verbatim in this amendment as of the date of this amendment, except to the extent that (i) the representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated or permitted by the Credit Agreement, and (b) as of the date of this amendment, no Material Adverse Effect, Default, or Event of Default has occurred and is continuing.

          5. References. All references in the Loan Papers to the "Credit Agreement" shall refer to the Credit Agreement as amended by this amendment, and, because this amendment is a "Loan Paper" referred to in the Credit Agreement, the provisions relating to Loan Papers set forth in the Credit Agreement are incorporated in this amendment by reference, the same as if set forth in this amendment verbatim.

          6. Scope of Amendment. Except as specifically amended and modified in this amendment, (a) the Credit Agreement is unchanged and continues in full force and effect, and (b) the Borrower hereby confirms and ratifies the existence of and each and every term, condition, and covenant contained in the Credit Agreement, to the same extent and as though the same were set out in full in this amendment.

          7. Counterparts. This amendment has been executed in a number of identical counterparts, each of which shall be deemed an original. In making proof of this instrument, it shall not be necessary for any party to account for all counterparts, and it shall be sufficient for any party to produce but one such counterpart.

          8. Parties Bound. This amendment shall be binding upon and shall inure to the benefit of the Borrower, each Bank, the Agent, and Administrative Agent, and their respective successors and assigns subject to Section 9.20 of the Credit

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     Agreement.

          9. ENTIRETY. THIS AMENDMENT AND THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          EXECUTED as of the date first stated above.

                              CENTURY TELEPHONE ENTERPRISES, INC.,
                                 as the Borrower

                              By   /s/ R. Stewart Ewing, Jr.
                                   -------------------------
                              Name:    R. Stewart Ewing, Jr.
                              Title:   Senior Vice President and
                                        Chief Financial Officer


                              NATIONSBANK OF TEXAS, N.A., as the Agent,
                                the Auction Administration Agent,
                                and a Bank

                              By   /s/ W. Hutchinson McClendon, IV
                                   -------------------------------
                              Name:    W. Hutchinson McClendon, IV
                              Title:   Vice President


                              TEXAS COMMERCE BANK NATIONAL
                                ASSOCIATION (formerly Texas Commerce
                                Bank, National Association), as a Bank

                              By   /s/ Robert C. Stack
                                   -------------------
                              Name:    Robert C. Stack
                              Title:   Executive Vice President


                              THE BANK OF NOVA SCOTIA, as a Bank

                              By   /s/ F. C. H. Ashby
                                   ------------------
                              Name:    F. C. H. Ashby
                              Title:   Senior Manager Loan Operations